Exhibit 3.3

Delaware The First State	PAGE 1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “RSB BONDCO LLC”, FILED IN THIS OFFICE ON THE TENTH DAY OF APRIL, A.D. 2007, AT 12:59 O’CLOCK P.M.

4313483 8100 070417121	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5581191 DATE: 04-10-07

AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
RSB BONDCO LLC

THIS Amended and Restated Certificate of Formation of RSB BondCo LLC (the “LLC”), dated as of April 9, 2007, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C.§ 18-208, to amend and restate the original Certificate of Formation of the LLC, which was filed on March 8, 2007 with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.    Name.  The name of the limited liability company is RSB BondCo LLC.

2.    Registered Office.  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.    Registered Agent.  The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Title:	Authorized Person